As filed with the Securities and Exchange Commission on March 7, 2023

Registration No. 333-[•]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM S-8
____________________
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
____________________
PACTIV EVERGREEN INC.
(Exact name of registrant as specified in its charter)
Delaware		98-1538656
(State or other jurisdiction of		(I.R.S. Employer
incorporation or organization)		Identification No.)
1900 W. Field Court
Lake Forest, Illinois 60045
Telephone: (800) 879-5067
Facsimile: (847) 482-7742
(Address of Principal Executive Offices, Including Zip Code)
____________________

Pactiv Evergreen Equity Incentive Plan

(Full title of the plan)

Chandra J. Mitchell

Chief Legal Officer and Secretary

1900 W. Field Court

Lake Forest, Illinois 60045

Telephone: (847) 482-2000

(Name, address and telephone number, including area code, of agent for service)

____________________

With a copy to:

Byron B. Rooney

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

(212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8, this Registration Statement on Form S-8 (this “Registration Statement”) registers additional shares (“Shares”) of common stock, par value $0.001 per share, of Pactiv Evergreen Inc. (the “Registrant”) under the Registrant’s Equity Incentive Plan (the “Plan”) for which a registration statement (No. 333-248859) on Form S-8 was filed with the Securities and Exchange Commission (the “Commission”) on September 17, 2020 (the “Initial S-8”). The contents of the Initial S-8 are incorporated by reference into this Registration Statement. The number of Shares available for grant and issuance under the Plan may be increased by the Board of Directors of the Registrant (the “Board”) or the Compensation Committee of the Board (the “Committee”) on the first day of each fiscal year starting on January 1, 2021 by an amount equal to the lesser of (i) 1% of the Registrant’s issued and outstanding Shares on December 31 of the immediately preceding year or (ii) such other number of Shares as determined by the Board or the Committee in its discretion. Neither the Board nor the Committee took action to exercise this increase effective January 1, 2021 or January 1, 2022. However, effective January 1, 2023, the Committee took action to increase the number of Shares available for grant and issuance under the Plan by 1,779,261 Shares, being 1% of the number of issued and outstanding Shares on December 31, 2022. This Registration Statement registers such additional Shares.

Item 8. Exhibits.

			Incorporated by Reference
Exhibit	Exhibit Title	Filed Here-with?	Form	Exhibit No.	Date Filed
4.1	Amended and Restated Certificate of Incorporation of the Registrant.		8-K	3.1	Sept. 21, 2020
4.2	Amended and Restated Bylaws of the Registrant.		8-K	3.2	Sept. 21, 2020
5.1	Opinion of Davis Polk & Wardwell LLP.	X
23.1	Consent of PricewaterhouseCoopers LLP.	X
23.2	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1).	X
24.1	Power of Attorney (included in signature page hereto).	X
99.1	Pactiv Evergreen Inc. Equity Incentive Plan.		8-K	10.7	Sept. 21, 2020
107.1	Filing Fee Table.	X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois, on the March 7, 2023.

PACTIV EVERGREEN INC.

Date: March 7, 2023	By:	/s/ Michael J. King
Michael J. King
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael J. King, Jonathan H. Baksht and Chandra J. Mitchell, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement, and any or all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agent, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Michael J. King	President and Chief Executive Officer and Director (principal executive officer)	March 7, 2023
Michael J. King

/s/ Jonathan H. Baksht	Chief Financial Officer (principal financial officer and principal accounting officer)	March 7, 2023
Jonathan H. Baksht

/s/ LeighAnne G. Baker	Chair of the Board of Directors	March 7, 2023
LeighAnne G. Baker

/s/ Duncan J. Hawkesby	Director	March 7, 2023
Duncan J. Hawkesby

/s/ Allen P. Hugli	Director	March 7, 2023
Allen P. Hugli

/s/ Rolf Stangl	Director	March 7, 2023
Rolf Stangl

/s/ Felicia D. Thornton	Director	March 7, 2023
Felicia D. Thornton